Exhibit No. 10.34

[Date]

PERSONAL & CONFIDENTIAL

Michael D. Lockhart

Office of the Chairman

Subject: yyyy Long-Term Incentive Equity Grants

Dear Mike:

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Armstrong World Industries, Inc. (“AWI” or the “Company”) granted you the following Long-Term Incentive Equity Grants effective mm/dd/yyyy.

xxxxx     Stock Options to purchase AWI common stock

xxxxx     Performance Restricted Shares

These awards are made under the Company’s 2006 Long-Term Incentive Plan (the “Plan”), and are subject to the terms of the Plan and of this grant letter. In the event of any questions or dispute concerning these awards, the decisions and interpretations of the Board of Directors and, where applicable, the Committee administering the Plan, will be binding, conclusive and final.

A copy of the Plan is enclosed. Also enclosed is the 2006 Long-Term Incentive Plan Summary, which together with the Company’s current Form 10-K Annual Report constitutes part of the Prospectus covering the securities. Form 10-K Annual Reports are available from the Treasurer’s Office.

Stock Options

Each Stock Option entitles you to purchase one share of AWI common stock at an exercise price equal to $xx.xx which was the closing price of AWI shares as reported by the New York Stock Exchange on mm/dd/yyyy.

These option grants are “non-qualified” stock options for tax purposes and accordingly are not subject to the additional restrictions or tax treatment applicable to qualified (also called “incentive”) stock options. The Stock Options will have a ten-year term starting mm/dd/yyyy. The Stock Options will vest and become exercisable in three installments at one, two and three years from mm/dd/yyyy as follows: xxxx shares on mm/dd/yyyy; xxxx shares on mm/dd/yyyy; and xxxx shares on mm/dd/yyyy. If you remain employed by Armstrong on a scheduled vesting date, you will become entitled to exercise the respective Stock Option installment, subject to the provisions set out below and in the Plan.

If you terminate employment due to voluntary resignation without “Good Reason” (“Good Reason” is defined pursuant to the terms of an individual Change in Control Agreement in effect on that date), or if you are terminated due to willful, deliberate or gross misconduct, you will forfeit all vested and unvested Stock Options.

If you terminate employment due to voluntary retirement (minimum age 55 with 5 years of service) without Good Reason, you will forfeit all unvested Stock Options, and you will have until the earlier of five years from the date of retirement or the Stock Option expiration date to exercise any vested Stock Options.

If you are involuntarily terminated for reasons other than willful, deliberate or gross misconduct, you will forfeit all unvested Stock Options, and you will have until the earlier of three months from the date of termination or the Stock Option expiration date to exercise any vested Stock Options.

In the event of your long-term disability or death which occurs after mm/dd/yyyy, all unvested Stock Options will immediately vest and be exercisable. You or your beneficiary will have until the earlier of three years from the date of disability or death, or the Stock Option expiration date to exercise any outstanding Stock Options, provided that in the case of death, your legal representative or beneficiary will have a minimum of one year from the date of death to exercise any outstanding Stock Options without regard to the scheduled Stock Option expiration date. In the event of your long-term disability or death on or before mm/dd/yyyy, you will forfeit all unvested Stock Options.

If you resign or retire for Good Reason after mm/dd/yyyy, all unvested Stock Options will immediately vest and be exercisable. You will have until the earlier of five years from the date of resignation or retirement, or the Stock Option expiration date to exercise any outstanding Stock Options. If you resign or retire on or before mm/dd/yyyy, you will forfeit all unvested stock options.

Upon a Change in Control of AWI, all unvested Stock Options will immediately vest and be exercisable. You will have until the earlier of five years from the date of Change in Control or the Stock Option expiration date to exercise any outstanding Stock Options.

In accordance with Section 6(c) of the Plan, you may pay the exercise price by delivering shares of AWI stock you have owned for at least six months. You may also elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of common stock that would otherwise be delivered to you.

Performance Restricted Shares

This Performance Restricted Share grant allows you to earn up to 150% of the number of Performance Restricted Shares specified below if Armstrong is able to significantly exceed the financial targets established by the Committee for this grant during the three-year period of mm/dd/yyyy through mm/dd/yyyy. Shares of AWI common stock earned, if any, will be distributed to you following the conclusion of the performance period and after the actual financial results have been certified by the Committee.

The Committee has established the following performance schedule that will be used to determine the number of Performance Restricted Shares you will earn. The percentage of shares to be earned is illustrated in the following schedule. Actual financial results will be used to interpolate the percentage of shares earned to the nearest whole number.

Percentage of Financial Target Achieved	Percentage of Performance Restricted Shares Earned
Less than 80% 80% 85% 90% 95% 100% 110% 120% 130% 140% 150% and higher	0% 50% 70% 90% 95% 100% 110% 120% 130% 140% 150% (maximum payout)

At this time no shares of AWI common stock in respect of this grant have been issued in your name. Each Performance Restricted Share granted is credited to an account maintained for you. During the three-year performance period, you will have no ownership or voting rights relative to these shares. If AWI makes cash dividend payments to holders of its common stock during the performance period, you will accrue an amount equal to the dividend that would have been paid on the stated number of shares in this grant in a non-interest bearing account. You will receive a cash payment for the accrued dividends following the conclusion of the performance period. Such payment shall be adjusted, up or down, in proportion to the number of shares earned.

The Performance Restricted Share grant is divided into two components of xxxx shares each. 100% of the first component will be earned by you if Armstrong’s three-year cumulative normalized earnings before interest, taxes, depreciation and amortization (EBITDA) reach the Committee-established target of $xxx million. The EBITDA results will be normalized for the same exclusions that apply to the Company’s Management Achievement Plan. 100% of the second component will be earned if Armstrong’s three-year cumulative free cash flow (excluding acquisition, divestiture and other unusual items) amounts to $xxx million.

If you terminate employment due to voluntary resignation or retirement without “Good Reason” prior to mm/dd/yyyy, you will forfeit this Performance Restricted Share grant and accrued dividends. If you are terminated as a result of willful, deliberate or gross misconduct you will forfeit this grant and accrued dividends.

In the event of your resignation or retirement for Good Reason after mm/dd/yyyy, or your long-term disability, death, or involuntary termination for reasons other than willful, deliberate or gross misconduct after mm/dd/yyyy, you would be eligible for a pro-rated payment based on the length of your employment over the three-year performance period. The share payment would be determined using the three-year cumulative actual financial results and distributed to you in early yyyy. If you terminate for any such reason on or before mm/dd/yyyy, you will forfeit the grant and accrued dividends.

In the event of a Change in Control of AWI, all Performance Restricted Shares will be deemed to have been earned to the maximum extent (150% of the number of shares stated above) and issued to you along with accrued dividends upon that event.

In accordance with Section 6(c) of the Plan, you may elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of common stock that would otherwise be delivered to you.

Forfeiture of Awards

The Plan provisions described under Section 13, Certain Termination of Employment; Forfeitures, limit your rights to Performance Restricted Shares and Stock Options under certain circumstances. Events that may result in forfeiture of these awards include willful, deliberate or gross misconduct, or post-termination engagement in any business or employment determined to be competitive with or substantially injurious to the Company’s business interests. These forfeiture provisions apply for a period of two years following your termination of employment.

Please contact me if you have questions regarding these documents.

Sincerely,
(s/ )
Senior Vice President, Human Resources